Exhibit 10.5

April 28, 2006

Mr. Michael Huseby
Cablevision Systems Corporation
1111 Stewart Avenue
Bethpage, NY 11714

Dear Mike:

This letter will confirm the terms of your continued employment by Cablevision Systems Corporation (the “Company”).

Your title continues to be Executive Vice President and Chief Financial Officer and you continue to report to the President and Chief Executive Officer. You agree to devote substantially all of your business time and attention to the business and affairs of the Company.

Your annual base salary will be a minimum of $800,000, subject to review and potential increase by the Compensation Committee in its discretion. Your annual target bonus will be 80% of the salary paid to you during the year for which the bonus is being paid, subject to review and potential increase by the Compensation Committee in its discretion. The decision whether or not to pay a bonus, and the amount of such a bonus, if any, is made by the Compensation Committee in its sole discretion. Your annual base salary and annual bonus target (as each may be increased from time to time in the Compensation Committee’s discretion) will not be reduced during the term of this letter.

In addition, if you purchase a primary residence on Long Island before the end of calendar year 2006, the Company will reimburse you for your reasonable out-of-pocket carrying costs (net of any tax or other savings or rental income), as determined by the Company, with respect to your existing home in Denver, Colorado until such time as you sell your Denver home, provided that such reimbursement shall be limited to a maximum of $10,000 per month for a maximum of twelve months. Such reimbursement amount, if any, will result in an equal reduction in any future annual bonuses you would otherwise receive from the Company, if any.

You will continue to be eligible to participate in all employee benefits and long-term equity and other incentives on the same basis as other similarly situated executives, all subject to the discretion of the Compensation Committee.

If your employment with the Company is terminated prior to March 1, 2009 (i) by the Company (other than for “Cause”) or (ii) by you for “Good Reason” (other than if “Cause” then exists) then, subject to your execution and the effectiveness of a severance agreement to the Company’s satisfaction (including, without limitation, non-compete (limited to one year), non-disparagement, non-solicitation, confidentiality, and further cooperation obligations and restrictions on you as well as a general release by you of the Company and its affiliates), the Company will provide you with the following:

(1)            Severance in an amount to be determined by the Compensation Committee (the “Severance Amount”), but in no event less than two (2) times the sum of your annual base salary and your annual target bonus as in effect at the time your employment terminates. Sixty percent (60%) of the Severance Amount will be payable to you on the six-month anniversary of the date your employment so terminates (the “Termination Date”) and the remaining forty percent (40%) of the Severance Amount will be payable to you on the twelve-month anniversary of the Termination Date; and

(2)            A prorated bonus based on the number of weeks of the calendar year you worked for the Company through the Termination Date, provided that such bonus, if any, will be payable to you if and when such bonuses are generally paid to similarly situated employees and will be based on your then current annual target bonus as well as Company and your business unit performance as determined by the Compensation Committee in its discretion, but without adjustment for your individual performance.

For purposes of this letter, “Cause” means, as determined by the Compensation Committee, your (i) commission of an act of fraud, embezzlement, misappropriation, willful misconduct, gross negligence or breach of fiduciary duty against the Company or an affiliate thereof, or (ii) commission of any act or omission that results in a conviction, plea of no contest, plea of nolo contendere, or imposition of unadjudicated probation for any crime involving moral turpitude or any felony.

For purposes of this letter, “Good Reason” means that (1) without your consent, (A) your base salary or annual target bonus (as each may be increased from time to time in the Compensation Committee’s sole discretion) is reduced, (B) you are no longer Chief Financial Officer of the Company or (C) you report directly to someone other than the Chairman of the Board of Directors, Chief Executive Officer, President or a Vice Chairman of the Company, (2) you have given the Company written notice, referring specifically to this letter and definition, that you do not consent to such action, (3) the Company has not corrected such action within 30 days of receiving such notice, and (4) you voluntarily terminate your employment with the Company within 90 days following the happening of the action described in subsection (1) above.

This letter does not constitute a guarantee of employment for any definite period. Your employment is at will and may be terminated by you or the Company at any time, with or without notice or reason.

The Company may withhold from any payment due to you any taxes required to be withheld under any law, rule or regulation. If any payment otherwise due to you hereunder would result in the imposition of the excise tax imposed by Section 4999 of the Internal Revenue Code, the Company will instead pay you either (i) such amount or (ii) the maximum amount that could be paid to you without the imposition of the excise tax, depending on whichever amount results in your receiving the greater amount of after-tax proceeds (as reasonably determined by the Company). To the extent you would otherwise be entitled to a payment (including the Severance Amount) or benefit that would be subject to additional tax under Section 409A of the Internal Revenue Code, such payment or benefit will be delayed and will begin being provided on the earlier of the six-month anniversary of your date of termination or your death or disability (within the meaning of Section 409A).

More information regarding your employment is contained in the Company’s Employee Handbook.

This letter is personal to you and without the prior written consent of the Company shall not be assignable by you otherwise than by will or the laws of descent and distribution. This letter shall inure to the benefit of and be enforceable by your legal representatives. This letter shall inure to the benefit of and be binding upon the Company and its successors and assigns.

To the extent permitted by law, you and the Company waive any and all rights to a jury trial with respect to any matter relating to this letter.

This letter will be governed by and construed in accordance with the law of the State of New York applicable to contracts made and to be performed entirely within that State.

Both the Company and you hereby irrevocably submit to the jurisdiction of the courts of the State of New York and the federal courts of the United States of America located in the State of New York solely in respect of the interpretation and enforcement of the provisions of this letter, and each of us hereby waives, and agrees not to assert, as a defense that either of us, as appropriate, is not subject thereto or that the venue thereof may not be appropriate. We each hereby agree that mailing of process or other papers in connection with any such action or proceeding in any manner as may be permitted by law shall be valid and sufficient service thereof.

This letter may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives. The invalidity or unenforceability of any provision of this letter shall not affect the validity or enforceability of any other provision of this letter. It is the parties’ intention that this letter not be construed more strictly with regard to you or the Company.

You agree to keep this letter and its terms strictly confidential (unless it is made public by the Company); provided that (1) you are authorized to make any disclosure required of you by any federal, state or local laws or judicial proceedings, after providing the Company with prior written notice and an opportunity to respond to such disclosure (unless such notice is prohibited by law) and (2) you are authorized to disclose this letter and its terms to your legal, financial and tax advisors and your representatives may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of this letter and all materials of any kind (including opinions or other tax analyses) that are provided to you relating to such tax treatment or structure.

This letter reflects the entire understanding and agreement of you and the Company with respect to the subject matter hereof and supersedes all prior understandings and agreements (including, without limitation, that certain offer letter dated August 2, 2004 as amended on March 2, 2005) but does not supercede the explicit terms of any executed award letters you may have with respect to equity or long-term incentives.

This letter will automatically terminate, and be of no further force or effect, on the close of business on March 1, 2009 (other than with respect to such matters which, by their terms, apply beyond such date).

Sincerely,

/s/ Hank Ratner
Hank Ratner
Vice Chairman

Accepted and Agreed:

/s/ Michael Huseby
Michael Huseby